UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008

Bristow Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2000 W. Sam Houston
Pkwy. S., Suite 1700
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report:

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amended and Restated Deferred Compensation Plan

Effective August 1, 2008, the Board of Directors (the “Board”) of the Company adopted an amended and restated Deferred Compensation Plan (the “Amended Plan”) for a select group of senior management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.

Participants in the Amended Plan (“Participants”) are allowed to defer up to 90% of their annual base salary to the Base Pay Deferral Account.   Also, Participants are able to defer up to 90% of incentive awards to the Incentive Pay Deferral Account.  The Company credits the account of each Participant with an annual credit equal to the percentage of each Participant’s Compensation as described below.  The contribution level assigned to each Participant is determined by the Compensation Committee of the Board.

(a)	Level I – 20% of Compensation less employer contributions to any qualified retirement plan sponsored by the Company.

(b)	Level II – 15% of Compensation less employer contributions to any qualified retirement plan sponsored by the Company.

(c)	Level III – 10% of Compensation less employer contributions to any qualified retirement plan sponsored by the Company.

Participants may designate mutual fund investment elections upon enrollment in the Amended Plan and may change those elections by notification to the Company.  Under the Amended Plan, vesting has been changed from five year prorated vesting under the previous plan to immediate vesting in employer contributions to the Amended Plan.

Participants may elect a specific date of in-service distribution which distribution date will apply to both types of deferrals for a given plan year.  Any date of in-service distribution must be at least two (2) years from the date of deferral, and distribution will be made in a single lump-sum payment.  If a Participant fails to specify an in-service distribution date, accrued benefits will be paid at the Participant’s separation from service in a single lump-sum payment.  In the event that the Participant’s separation from service occurs before the elected in-service distribution date, the accrued benefits will be paid at the Participant’s separation from service.  Any distribution made as a result of a Participant’s separation from service will be made upon the earlier to occur of the Participant’s death or the date that is six (6) months plus one day following the Participant’s separation from service.

If a Participant elects to have his or her accrued benefits for a given plan year distributed at his or her separation from service, the Participant may elect the form of payment of such amounts when he or she makes his or her deferral election.  The same form of distribution will apply to both accounts for any given plan year.

The Participant elects the form of distribution for the accrued benefits, if any, prior to the commencement of the plan year for which the contribution relates.  The two types of available payment forms are:

•	Option 1: A single lump-sum payment.

•	Option 2: Quarterly or annual installments. Any installment term between 3 and 5 years may be elected.

The Company may terminate the Amended Plan and distribute the Participant’s credited accounts to the extent permitted under section 409A of the Internal Revenue Code.

Director Compensation

On August 4, 2008, the Board approved a cash retainer of $40,000 a year for each director, with the exception of the Chairman of the Board, and a meeting fee of $1,650 per Board and committee meeting.  The Chairman of the Board will receive an annual retainer of $155,000 for all positions held and will not receive meeting fees.  Committee chairpersons will receive an additional annual retainer in the following amounts:  Audit committee - $20,000, Compensation committee - $15,000 and all other committees - $10,000.

On August 4, 2008 the Board also approved the grant to non employee directors of 888 restricted stock units which vest six months after the date of grant under the Company’s 2007 Long Term Incentive Plan, and options to purchase 3,125 shares of common stock in accordance with the provisions of the Company’s 2003 Non Employee Director Stock Option Program.  Such grants were executed on August 5, 2008.  The options have an exercise price of $44.21 per share, the closing price of the Company’s common stock on August 5, 2008. The Board has adopted a Form of Outside Director Restricted Stock Unit Award Letter (the “Award Letter”) under the Bristow Group Inc. 2007 Long Term Incentive Plan.  The Award Letter is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Outside Director Restricted Stock Unit Award Letter under the Bristow Group Inc. 2007 Long Term Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC. (Registrant) /s/ Randall A. Stafford
By:	Randall A. Stafford
Vice President and General Counsel, Corporate Secretary

Dated: August 8, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Outside Director Restricted Stock Unit Award Letter under the Bristow Group Inc. 2007 Long Term Incentive Plan.